EXHIBIT 99.1

Contacts: Alnylam Pharmaceuticals, Inc. Cynthia Clayton Vice President, Investor Relations and Corporate Communications 617-551-8207

Michael P. Mason

Vice President, Finance and Treasurer

617-551-8327

Alnylam Pharmaceuticals Announces Exercise of Over-Allotment

Option in Public Offering of Common Stock

Cambridge, Mass., January 16, 2013 – Alnylam Pharmaceuticals, Inc. (NASDAQ: ALNY), a leading RNAi therapeutics company, today announced that the underwriters of its previously announced public offering of common stock have exercised their option to purchase an additional 1,200,000 shares at the public offering price of $20.13 per share. As a result, the company will issue a total of 9,200,000 shares in the offering and will receive aggregate net proceeds, after underwriting discounts and commissions and other estimated offering expenses, of approximately $173.8 million. The offering is expected to close on or about January 22, 2013, subject to the satisfaction of customary closing conditions.

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers and representatives of the underwriters for the offering. Deutsche Bank Securities Inc., Piper Jaffray & Co., Leerink Swann LLC, Needham & Company, LLC and JMP Securities LLC are acting as co-managers for the offering.

The securities described above are being offered by Alnylam pursuant to an automatically effective shelf registration statement that Alnylam previously filed with the Securities and Exchange Commission (SEC).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. A preliminary prospectus supplement related to the offering has been filed with the SEC. Before you invest, you should read the prospectus and the related prospectus supplement and any other document Alnylam has filed with the SEC for more complete information about Alnylam and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplements relating to this offering may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 (telephone: 866-803-9204); or Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 (telephone: 866-718-1649, email: prospectus@morganstanley.com).

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics for the treatment of genetically defined diseases, including ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-AT3 for the treatment of hemophilia and rare bleeding disorders (RBD), ALN-AS1 for the treatment of acute intermittent porphyria, ALN-PCS for the treatment of severe hypercholesterolemia, and ALN-TMP for the treatment of hemoglobinopathies. As part of its “Alnylam 5x15™” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in clinical development, including programs in advanced stages, on its own or with a partner by the end of 2015. Alnylam has additional partnered programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection and ALN-VSP for the treatment of liver cancers. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, Ascletis, Monsanto and Genzyme. In addition, Alnylam holds a significant equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for applications in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam’s VaxiRNA™ platform applies RNAi technology to improve the manufacturing processes for vaccines; GlaxoSmithKline is a collaborator in this effort. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, and Cell. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts.

Alnylam Forward-Looking Statements

Statements in this release concerning Alnylam’s future expectations, plans and prospects constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to fluctuations in our stock price, those associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s current report on Form 8-K filed with the SEC on January 14, 2013 and in other filings that Alnylam makes with the SEC. There can be no assurance that Alnylam will be able to complete the proposed public offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing Alnylam’s views as of any subsequent date. Alnylam disclaims any obligation to update any forward-looking statements.